Exhibit 99.2

1. Reconciliation of earnings per share calculation excluding IPR&D and other items for the year ended December 31, 2003.

Year Ended
In thousands, except per share data	December 31, 2003
Income (loss) from continuing operations	$(64,986)
Excludes:
IPR&D	117,609
Loss on early extinguishment of debt	12,803
Tax effect on loss	(4,865)

Net income from continuing operations before IPR&D and other items	$60,561

Diluted EPS from continuing operations before IPR&D and other items	$0.71

Shares used in per share calculation (1)	84,763

(1) The shares used in the diluted EPS from continuing operations before acquired in-process research and development (“IPR&D”) and other items includes the dilutive effect of stock options.

Note: The financial results above are adjusted to exclude the effects of IPR&D and other items. The Company’s chief decision makers exclude these items in assessing financial performance, primarily due to their non-operational nature.

2. Reconciliation of operating income by region excluding IPR&D for the three months ended March 31, 2003 and 2004.

	First Quarter Ended
In millions	2003	2004
Operating income (loss):
North America	$(3)	$7
Latin America	7	6
Europe	7	9
AAA	2	—

Total pharmaceuticals excluding IPR&D	13	22
Research and development	33	(1)
Corporate expenses	(14)	(13)

Operating income (loss) excluding IPR&D	32	8
IPR&D	—	(11)

Operating income (loss)	$32	$(3)